SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

 Filed by the Registrant  [ X ]

 Filed by a Party other than the Registrant  [  ]

 Check the appropriate box:

 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
 [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             Harleysville Group Inc.
                         -------------------------------
                (Name of Registrant as Specified In Its Charter)

                         -------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

 Payment of Filing Fee (Check the appropriate box):

 [ X ]  No fee required.

 [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
        2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
        4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
        5) Total fee paid:

        ------------------------------------------------------------------------
[   ]   Fee paid previously with preliminary materials.

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        ------------------------------------------------------------------------
        2)  Form, Schedule, or Registration Statement No.:

        ------------------------------------------------------------------------
        3)  Filing Party:

        ------------------------------------------------------------------------
        4)  Date Filed:

        ------------------------------------------------------------------------

                         [HARLEYSVILLE GROUP INC. LOGO]

                            HARLEYSVILLE GROUP INC.
                    A National Network of Regional Insurers


                                                     Bradford W. Mitchell
                                                     Chairman of the Board
                                                     355 Maple Ave.
                                                     Harleysville, PA 19438-2297

                                            March 20, 1998

Dear Harleysville Group Inc. Stockholder:

      You are cordially invited to attend the Annual Meeting of the Stockholders of Harleysville Group Inc. at the Home Office of the Company, 355 Maple Avenue, Harleysville, Pennsylvania on Wednesday, April 22, 1998, at 10:00 A.M.

      At the Meeting, stockholders will elect a class of directors. We will also review Harleysville Group Inc.'s 1997 performance and will be pleased to answer your questions about the Company. Enclosed with this proxy statement are your proxy card and the 1997 Annual Report.

      To assist our stockholders in better understanding the Company, we have written the proxy statement in plain English. We are one of the first companies to adopt this format and we hope you enjoy it. We welcome your comments.

      We look forward to seeing you on April 22, 1998. Whether or not you plan to attend the meeting in person, it is important that you complete and return the enclosed proxy card in the envelope provided so that your shares can be voted at the meeting as you have instructed.

                                          Sincerely,

                                          /s/ Bradford W. Mitchell
                                          --------------------------------
                                          Bradford W. Mitchell

                         [HARLEYSVILLE GROUP INC. LOGO]

                            HARLEYSVILLE GROUP INC.
                    A National Network of Regional Insurers

                                                     Roger A. Brown
                                                     Secretary
                                                     355 Maple Ave.
                                                     Harleysville, PA 19438-2297






                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 1998

To the Stockholders of
   HARLEYSVILLE GROUP INC.

      The Annual Meeting of Stockholders of HARLEYSVILLE GROUP INC. will be held at 10:00 A.M., Wednesday, April 22, 1998 at its headquarters at 355 Maple Avenue, Harleysville, Pennsylvania 19438, for the following purposes:

         1. To elect three Class A directors; and

         2. To transact such other business as may properly be presented.

     YOUR BOARD RECOMMENDS A VOTE IN FAVOR OF THE NOMINATED DIRECTORS.

      The Board of Directors has fixed the close of business on March 6, 1998 as the record date for determining the stockholders entitled to vote at the Annual Meeting.

      For further information on the individuals nominated as directors, you are urged to read the proxy statement that follows.

      This notice, the proxy statement, the proxy card and the 1997 Annual Report to Stockholders are being distributed on or about March 20, 1998.

                                          By Order of the Board of Directors,

                                          /s/ Roger A. Brown
                                          -----------------------------------
                                          Roger A. Brown
                                          Secretary

March 20, 1998
Harleysville, Pennsylvania

                               Table of Contents


ANNUAL MEETING OF STOCKHOLDERS                                  1

  PURPOSE OF PROXY STATEMENT                                    1
  BUSINESS TO BE TRANSACTED                                     1
  VOTING PROCEDURES                                             1
  OTHER INFORMATION                                             2

BOARD OF DIRECTORS                                              3

  ELECTION OF DIRECTORS                                         3
  BIOGRAPHIES OF DIRECTORS AND NOMINEES                         4
  BOARD AND COMMITTEE MEETINGS                                  5
  COMPENSATION OF DIRECTORS                                     6

OWNERSHIP OF COMMON STOCK                                       8

  TABLE I - 5% STOCKHOLDERS                                     8
  TABLE II - BENEFICIAL OWNERSHIP OF DIRECTORS & EXECUTIVE
     OFFICERS                                                   9
  DISCLAIMER OF BENEFICIAL OWNERSHIP                            9

REPORT OF COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE     10

  COMPENSATION PHILOSOPHY                                      10
  COMPENSATION METHODOLOGY                                     10
  CHIEF EXECUTIVE OFFICER COMPENSATION                         13
  INTERNAL REVENUE CODE IMPACT                                 13

STOCK PERFORMANCE CHARTS                                       14

  TEN-YEAR GRAPH                                               14
  FIVE-YEAR GRAPH                                              15

SUMMARY COMPENSATION TABLE                                     16

OPTION GRANTS IN 1997                                          18

OPTION EXERCISES & YEAR-END VALUES                             19

LONG-TERM INCENTIVE PLAN                                       19

PENSION PLANS                                                  20

TRANSACTIONS WITH HARLEYSVILLE MUTUAL                          22

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE        23

                         ANNUAL MEETING OF STOCKHOLDERS

PURPOSE OF PROXY STATEMENT

      The Board of Directors of Harleysville Group is soliciting your proxy for voting at the Annual Meeting of Stockholders to be held April 22, 1998 at the Home Office of the Company. This proxy statement has been mailed to stockholders on March 20, 1998.

BUSINESS TO BE TRANSACTED

      At the Annual Meeting, stockholders will vote for the election of three directors: Bradford Mitchell, Robert Buzzell, and Lowell Beck. No other items are scheduled to be voted upon.

VOTING PROCEDURES

Who May Vote

      Stockholders as of the close of business on March 6, 1998 (the Record
Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

How to Vote

      Stockholders may vote
      o In person
      o By mail via the proxy card

Quorum to Transact Business

      A quorum for the transaction of business at the Annual Meeting consists of the majority of the issued and outstanding shares of the Company's common stock, present in person or represented by proxy. As of the Record Date, 28,922,449 shares of Harleysville Group's common stock were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly dated proxy card, you will be part of the quorum.

Voting of Shares via Proxy

      If you have submitted a properly executed proxy via the mail and are part of the quorum, your shares will be voted as you indicate. However, if you mail in your proxy card and sign and date your card, but do not mark it, your shares will be voted in favor of the election of the three nominated directors. If you sign and date your proxy card and withhold voting for any or all of the nominated directors (as explained on the proxy card), your vote will be recorded as being withheld but it will have no effect on the outcome of the election. As there is no other business scheduled to be transacted, broker non-votes will have no effect on the transaction of business. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so.

Revocation of Proxy

      If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; or
(2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting.

Vote Needed for Election of Directors

      The three nominees for directors receiving the highest number of votes will be elected. As of the Record Date, Harleysville Mutual Insurance Company owned 15,609,386 shares (or approximately 54%) of Harleysville Group's outstanding stock. Harleysville Mutual has advised Harleysville Group that it will vote in favor of the election of the nominated directors. As a result, the nominated directors will be elected regardless of the votes of the other stockholders.

Substantial Owners of Stock

      In addition to Harleysville Mutual, other stockholders that own more than 5% of Harleysville Group common stock are The Capital Group Companies which owns 7%. Please see the chart on page 8 for more details.

Duplicate Proxy Statements and Cards

      You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if title to your shares is registered differently or your shares are in more than one type of account maintained by ChaseMellon Shareholder Services, our transfer agent. To have all your shares voted, please sign and return all proxy cards. If you wish to have your accounts registered in the same name(s) and address, please call ChaseMellon Shareholder Services at 1-800-851-9677, or contact ChaseMellon through its website: www.chasemellon.com.

Other Business

      The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly presented at the meeting, your signed and dated proxy card gives authority to Roger A. Brown, Bruce J. Magee and Robert Simpson, Jr. to vote your shares in accordance with their best judgement.

Confidential Voting Policy

      Harleysville Group maintains a policy of keeping stockholder votes confidential.

OTHER INFORMATION

Stockholder Proposals

      An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 1999 Annual Meeting of Stockholders must notify the Secretary of the Company. The proposal must be received at the Company's offices no later than November 20, 1998. A stockholder must have been a registered or beneficial owner of at least one percent of the Company's outstanding common stock or stock with a market value of $1,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date on which the meeting is held.

Expenses of Solicitation

      Harleysville Group pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, or by telephone or telegraph, by Harleysville Group officers and employees without additional compensation. Harleysville Group pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Independent Public Accountants

      Representatives of KPMG Peat Marwick, LLP, the independent public accountants that audited Harleysville Group's 1997 financial statements, will attend the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will respond to any appropriate questions presented by stockholders.

                               BOARD OF DIRECTORS

ELECTION OF DIRECTORS

      Harleysville Group's Board of Directors currently consists of eight directors. Each director is elected for a three-year term, except that if a nominee will attain the age of 72 within the next two years following such nominee's election, such nominee will be nominated for a term of one or two years, as the case may be, to expire on the first Annual Meeting date following the nominee's reaching age 72. The Board of Directors is divided into three classes. The current three-year terms of Class A, B and C directors expire in the years 1998, 2000 and 1999 respectively.

      Three Class A directors are to be elected at the Annual Meeting. The nominees are:

      CLASS A

NAME                                AGE                 DIRECTOR SINCE      YEAR TERM WILL EXPIRE IF ELECTED
----                                ---                 --------------      --------------------------------
Bradford W. Mitchell                70                       1979                         2000
Lowell R. Beck                      63                       1996                         2001
Robert D. Buzzell                   64                       1992                         2001

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NOMINATED DIRECTORS.

If a nominee is unavailable for election, stockholders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

      Directors continuing in office are:

      CLASS B

NAME                                AGE                 DIRECTOR SINCE           YEAR TERM WILL EXPIRE
----                                ---                 --------------           ---------------------
Michael L. Browne                   51                       1986                         2000
Frank E. Reed                       63                       1986                         2000

      CLASS C

NAME                                AGE                 DIRECTOR SINCE           YEAR TERM WILL EXPIRE
----                                ---                 --------------           ---------------------
Walter R. Bateman, II               50                       1992                         1999
Gerard G. Johnson                   57                       1993                         1999
William E. Strasburg                70                       1986                         1999

BIOGRAPHIES OF DIRECTORS AND NOMINEES

     Mr. Mitchell has been a director of Harleysville Group since its formation in 1979, and its Chairman since 1986. He served as President from 1979 to 1988 and from 1991 to November 1992, and as Chief Executive Officer from April 1988 until his retirement on December 31, 1993. Mr. Mitchell is also the Chairman of the Board and a director of Harleysville Mutual and has served in various capacities, including President and Chief Executive Officer, since 1976. He retired as Chief Executive Officer of Harleysville Mutual on December 31, 1993. He is also a director of Harleysville National Corporation, a bank holding company located in Harleysville, Pennsylvania.

     Mr. Beck was elected a director of Harleysville Group in August 1996. From 1982 until his retirement in 1996, Mr. Beck was President of the National Association of Independent Insurers, an insurance industry trade group headquartered in Des Plaines, Illinois. Prior to 1982 he served in various executive capacities with the American Bar Association in Chicago, Illinois.

     Dr. Buzzell was elected a director of Harleysville Group and Harleysville Mutual in April 1992. Dr. Buzzell is currently Distinguished Professor of Marketing, George Mason University, School of Business Administration, Fairfax, Virginia, a position he has held since September 1993. Prior to that position, he was Sebastian S. Kresge Professor of Business Administration at Harvard University, Graduate School of Business Administration. Dr. Buzzell currently serves on the board of directors of VF Corporation.

     Mr. Browne was elected a director of Harleysville Group in February 1986. From 1980 to 1983, Mr. Browne was the Insurance Commissioner of the Commonwealth of Pennsylvania. In 1983, Mr. Browne joined the law firm of Reed, Smith, Shaw & McClay in Philadelphia, Pennsylvania, as a partner. He became managing partner in January 1993.

     Mr. Reed was elected a director of Harleysville Group in February 1986 and has been a director of Harleysville Mutual since 1985. From 1984 to March 1990, Mr. Reed served as President and Chief Operating Officer of First Pennsylvania Corporation and First Pennsylvania Bank, Philadelphia, Pennsylvania. Beginning in March 1990, Mr. Reed became, as a result of a merger between First Pennsylvania Corporation and CoreStates Financial Corp., President and Chief Executive Officer of CoreStates Philadelphia National Bank. Mr. Reed retired from that position in March 1995. Mr. Reed currently is Chairman of the Board and a director of 360(degrees) Communications Company.

     Mr. Bateman has served as a director of Harleysville Group and Harleysville Mutual since November 1992 when he was also elected President and Chief Operating Officer of both companies. Mr. Bateman was elected President and Chief Executive Officer of Harleysville Group and Harleysville Mutual, effective January 1, 1994. From July 1988 to July 1991, Mr. Bateman was in charge of field operations for Harleysville Group and Harleysville Mutual. He was Executive Vice President of both companies and responsible for all insurance operations from July 1991 to November 1992.

     Mr. Johnson was elected a director of Harleysville Group in April 1993. Mr. Johnson is Vice President-Finance and Chief Financial Officer of VF Corporation, Wyomissing, Pennsylvania, a position he has held since 1988. Previously, from 1985 to 1988, he was Vice

President of Finance and Chief Financial Officer of General Instrument Corp., New York, New York.

     Mr. Strasburg became a director of Harleysville Group in February 1986. Mr. Strasburg is also a director of Harleysville Mutual, a position he has held since 1975. In 1989, Mr. Strasburg became Publisher Emeritus of Montgomery Publishing Company, a newspaper publishing firm located in Fort Washington, Pennsylvania. In 1991, Mr. Strasburg retired as Vice President of Independent Publications, Inc., and retired as a member of its Board of Directors in December 1994.

BOARD AND COMMITTEE MEETINGS

     The Board met six times in 1997. A description of the Committees follows the table of memberships and meetings.

                     BOARD COMMITTEE MEMBERSHIPS & MEETINGS


                         | AUDIT | COMPENSATION | COORDINATING | EXECUTIVE |
                         | ------| -------------| -------------| ----------|
                         |       |       &      |              |           |
                         |       | -------------|              |           |
                         |       |   PERSONNEL  |              |           |
                         |       | -------------|              |           |
                         |       |  DEVELOPMENT |              |           |
                         |       | -------------|              |           |
----------------------------------------------------------------------------
|Bradford W. Mitchell    |       |              |              |     X*    |
----------------------------------------------------------------------------
|Walter R. Bateman, II   |       |              |              |     X     |
----------------------------------------------------------------------------
|Lowell R. Beck          |  X    |              |       X      |           |
----------------------------------------------------------------------------
|Michael L. Browne       |  X    |              |       X      |     X     |
----------------------------------------------------------------------------
|Robert D. Buzzell       |       |       X      |              |           |
----------------------------------------------------------------------------
|Gerard G. Johnson       |  X*   |              |       X      |           |
----------------------------------------------------------------------------
|Frank E. Reed           |       |              |       X*     |     X     |
----------------------------------------------------------------------------
|William E. Strasburg    |       |       X*     |              |     X     |
----------------------------------------------------------------------------
|Number of Meetings      |       |              |              |           |
|in 1997                 |  3    |       3      |       2      |     9     |
----------------------------------------------------------------------------

* Denotes Chairperson of the Committee

     The Audit Committee reviews the performance and independence of Harleysville Group's independent accounting firm, makes an annual recommendation to the Board of Directors with respect to the appointment of such accounting firm, approves the general nature of the services to be performed by such accounting firm and solicits and reviews the accounting firm's recommendations. The Audit Committee also consults with Harleysville
Group's internal audit group and periodically reviews the relationships among that group, Harleysville Group's management and Harleysville Group's independent accountants.

     The Compensation and Personnel Development Committee reviews and determines compensation policies; reviews and recommends executive compensation changes; establishes awards under and determines participants in the Equity Incentive Plan, the Senior Management Incentive Bonus Plan, and the Long-Term Incentive Plan; and oversees Harleysville Group's management development and succession program.

     The Coordinating Committee is generally responsible for reviewing material transactions between Harleysville Group and Harleysville Mutual. It is composed of three individuals who are solely Harleysville Group directors and three individuals who are solely Harleysville Mutual directors plus a chairperson who is on the board of both companies. No material inter-company transaction can occur until a majority of both Harleysville Group directors and Harleysville Mutual directors approve a transaction. The decisions of the Coordinating Committee are binding on Harleysville Group and Harleysville Mutual.

     The Executive Committee meets during the intervals between meetings of the Board of Directors and has the right and authority to exercise the full powers of the Board of Directors.

     The Finance Committee establishes overall investment policies and guidelines and reviews and approves investments made by Harleysville Group.

     The Nominating Committee considers and recommends nominees to the Board for election as director as well as assessing the effectiveness of the Board and corporate government practices. The Nominating Committee will consider recommendations for nominees from stockholders, who should submit such recommendations in writing to the Secretary of Harleysville Group.

COMPENSATION OF DIRECTORS

Fees

     Employee directors receive no compensation in addition to their normal salary for serving on the Board or a Committee.

     Non-employee directors receive an annual retainer of $18,000 and receive $1,000 for the first Board or Committee meeting attended each day and $650 for any other Committee meeting attended on the same day. Commencing April 1998, non-employee directors will receive an annual retainer of $19,000. In addition to the annual retainer, the non-employee chairman receives an annual retainer of $17,000 which will be increased to $18,000 in April 1998. Non-employee directors are also paid $3,500 for chairing a Committee and are reimbursed for out-of-pocket expenses. A non-employee director who serves on both the Harleysville Group and Harleysville Mutual Boards receives only one retainer and, if the Boards or the same Committees of Harleysville Group and Harleysville Mutual meet on the same day, the non-employee director receives only one fee. In either case, the retainer or fee is allocated equally to Harleysville Group and Harleysville Mutual.

     Harleysville Group entered into a one-year agreement with Bradford W. Mitchell, for consultant and advisory services, effective January 1, 1997. Under the agreement, Mr. Mitchell advised management on corporate matters, as requested, at a per diem rate of $5,000 plus reasonable expenses. Mr. Mitchell earned $65,000 under the agreement in 1997. The agreement was not continued for 1998.

Stock Acquisition Programs

     All numbers reflect the effect of the 2 for 1 stock split in October, 1997.

  Directors' Stock Option Programs

     In 1990, Harleysville Group adopted the 1990 Directors' Stock Option Program (the "1990 Program") which provided for the issuance of an aggregate of 94,500 shares of common stock, subject to adjustment for stock splits or other changes. Under the 1990 Program, non-qualified stock options to purchase 6,300 shares were awarded to all non-employee directors of Harleysville Group and Harleysville Mutual during the period 1990 through May 1994. The options vest and become exercisable at the rate of 20% per year of active Board service. The option price per share is 100% of the fair market value of a share of common stock on the date of grant. The 1990 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee has no discretion with regard to the eligibility or selection of directors to receive options under the 1990 Program, the number of shares of stock subject to such options under the 1990 Program, or the purchase price thereunder. On February 1, 1998, there were 50,400 shares subject to such options outstanding under this program and the range of per share exercise prices was $7.50 to $14.00. The 1990 Program does not provide for stock appreciation rights.

     In 1994, Harleysville Group adopted the 1995 Directors' Stock Option Program (the "1995 Program"), which provided for the issuance of an aggregate of 130,000 shares of common stock subject to adjustment for stock splits or other changes. Except for options already granted under the 1990 Program, the 1995 Program superseded the 1990 Program. Under the 1995 Program, on May 24, 1995, each non-employee director of Harleysville Group and Harleysville Mutual received a one-time grant of 10,000 non-qualified stock options, less the amount of non-vested options, if any, under the 1990 Program, on May 24, 1995 at the then fair market value and option price of $12.50. A newly elected non-employee director or an employee director who becomes a non-employee director of Harleysville Group or Harleysville Mutual will also receive a one-time grant of 10,000 non-qualified stock options at the first May Board meeting following his or her election or becoming a non-employee director. Ten thousand options were granted to a newly elected director in May 1997 at the then fair market value of $17.94. The total options granted to date are 112,440 and 108,240 are still outstanding. The options vest at the rate of 20% per year of active Board service with the first 20% vesting as of the date of grant, although no option is exercisable until six months after the date of grant. The 1995 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee has no discretion with regard to the eligibility or selection of directors to receive options under the 1995 Program, the number of shares of stock subject to such options under the 1995 Program, or the purchase price thereunder. The 1995 Program does not provide for stock appreciation rights.

  Directors' Equity Award Program

     Each Harleysville Group Board member who was a Board member on April 25, 1996 and remained an active Board member on August 28, 1996 received a grant of 5,646 shares of Harleysville Group common stock restricted against transfer until the first to occur of his or her retirement from the Board after attaining age 72, death or disability. A total of 45,168 shares were awarded to eight directors who possess the right to vote the shares and receive dividends thereon. Concurrently, the Board determined that it would no longer elect any current or future director as a Director Emeritus. Formerly, a director of Harleysville Group, upon ceasing to be a Board member as of the annual meeting following attainment of age 72, in accordance with the by-laws, was eligible to be elected a Director Emeritus for up to three one-year terms. Director Emeriti were paid a retainer and attendance fees for attendance at the Board meetings with re-election being contingent upon satisfactory attendance at the Board meetings. In 1997, H. Bryce Jordan retired from the Board and received his shares without restriction.

  Directors' Stock Purchase Plan

     In 1996, Harleysville Group adopted the Directors' Stock Purchase Plan, which permits non-employee directors of Harleysville Group and Harleysville Mutual to purchase Company stock at the lower of 85% of the fair market value of the shares at the start or end of a six month subscription period, which runs from July 15 to January 14, and January 15 to July 14. Directors are permitted to contribute, through withholding from fees or a lump sum payment, up to $20,000 per subscription period with the number of shares, including fractional shares, purchased being equal to the dollar amount contributed, divided by the purchase price. Two hundred thousand shares of Harleysville Group common stock have been reserved for this program. During the three subscription periods since its inception, a total of 43,889 shares were purchased by directors. The Plan provides for up to 20 subscription periods.

                           OWNERSHIP OF COMMON STOCK

                           TABLE I - 5% STOCKHOLDERS

Those persons owning more than 5% of Harleysville Group stock as of December 31, 1997 are set forth below. On that date there were 28,821,973 shares of Harleysville Group stock held by stockholders.



----------------------------------------------------------------------------------------------------
|                        |                       |      DISPOSITIVE      |   TOTAL   |             |
|                        |    VOTING AUTHORITY   |       AUTHORITY       | AMOUNT OF |             |
|                        |    ----------------   |      -----------      | BENEFICIAL| PERCENT OF  |
|   NAME AND ADDRESS     |    SOLE   |   SHARED  |    SOLE   |   SHARED  | OWNERSHIP |    CLASS    |
----------------------------------------------------------------------------------------------------
|  Harleysville Mutual   |           |           |           |           |           |             |
|   Insurance Company    |           |           |           |           |           |             |
|Harleysville, PA 19438  | 15,609,386|           | 15,609,386|           | 15,609,386|     54%     |
----------------------------------------------------------------------------------------------------
|   The Capital Group    |           |           |           |           |           |             |
|    Companies, Inc.     |           |           |           |           |           |             |
|  333 South Hope St.    |           |           |           |           |           |             |
| Los Angeles, CA 90071  | 1,110,000 |           | 2,090,000 |           | 2,090,000 |     7%      |
----------------------------------------------------------------------------------------------------

       TABLE II - BENEFICIAL OWNERSHIP OF DIRECTORS & EXECUTIVE OFFICERS

This table shows Harleysville Group stock holdings of Directors, Nominees, Named Executive Officers (who are the CEO and the next four most highly paid executive officers), and all executive officers as a group as of February 15, 1998. The "aggregate number of shares beneficially owned" listed in the second column includes the numbers listed in the third and fourth columns. On February 15, 1998, there were 28,910,914 shares of Harleysville Group stock held by stockholders.

---------------------------------------------------------------------------------------------------
|                                         |              |  RIGHT TO  |              |            |
|                                         |   AGGREGATE  |  ACQUIRE   |              | PERCENT OF |
|                                         |    NUMBER    |  W/IN 60   |  NUMBER OF   |   SHARES   |
|                                         |   OF SHARES  |    DAYS    |  SHARES OF   | (LESS THAN |
|     DIRECTORS AND NAMED EXECUTIVE       | BENEFICIALLY |  (NUMBER   |  RESTRICTED  | 1% UNLESS  |
|                OFFICERS                 |     OWNED    | OF SHARES) | STOCK OWNED  | INDICATED) |
---------------------------------------------------------------------------------------------------
| Bradford W. Mitchell                    |     55,760   |   11,276   |     5,646    |            |
---------------------------------------------------------------------------------------------------
| Walter R. Bateman, II                   |    143,113   |   92,895   |     5,646    |            |
---------------------------------------------------------------------------------------------------
| Lowell R. Beck                          |      6,162   |    4,000   |              |            |
---------------------------------------------------------------------------------------------------
| Michael L. Browne                       |     22,899   |   14,300   |     5,646    |            |
---------------------------------------------------------------------------------------------------
| Robert D. Buzzell                       |     21,948   |   13,292   |     5,646    |            |
---------------------------------------------------------------------------------------------------
| Gerard G. Johnson                       |     20,489   |   12,284   |     5,646    |            |
---------------------------------------------------------------------------------------------------
| Frank E. Reed                           |     26,096   |   14,300   |     5,646    |            |
---------------------------------------------------------------------------------------------------
| William E. Strasburg                    |     29,672   |   14,300   |     5,646    |            |
---------------------------------------------------------------------------------------------------
| Thomas E. Roden                         |     64,224   |   50,146   |              |            |
---------------------------------------------------------------------------------------------------
| Mark R. Cummins                         |     43,753   |   38,655   |              |            |
---------------------------------------------------------------------------------------------------
| Bruce J. Magee                          |     46,142   |   33,840   |              |            |
---------------------------------------------------------------------------------------------------
| Spencer M. Roman                        |     34,695   |   30,042   |              |            |
---------------------------------------------------------------------------------------------------
| ALL DIRECTORS & EXECUTIVE OFFICERS      |              |            |              |            |
| AS A GROUP (16)                         |    602,416   |  392,916   |    39,522    |     2%     |
---------------------------------------------------------------------------------------------------

DISCLAIMER OF BENEFICIAL OWNERSHIP

     The following directors and officers disclaim beneficial ownership of certain shares included in the totals above. Michael Browne disclaims beneficial ownership of 130 shares held by him as custodian for a minor child; Gerard Johnson disclaims beneficial ownership of 880 shares held by his spouse; Thomas Roden disclaims beneficial ownership of 77 shares held by him as custodian for a minor child; and Spencer Roman disclaims beneficial ownership of 200 shares held by his spouse as custodian for a minor child and 60 shares held by a stepson. For a description of Restricted Stock, please see the Directors' Equity Award Program on page 8.

           REPORT OF COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE

COMPENSATION PHILOSOPHY

     The Compensation and Personnel Development Committee of the Board of Directors (the "Compensation Committee") has established a management compensation program designed to further the attainment of the Company's strategic goals of growth and profitability and thus enhance shareholder value. In order to achieve these strategic goals, the Company has identified four principles to guide its compensation program. The program must:

o  Attract, retain and motivate talented executives;

o  Reward competencies and behaviors critical to the Company's success;

o Offer total compensation levels that are consistent with the performance of the executive measured against other executives both within the Company and within the industry;

o Focus executives on performance goals and measures that are the key to the Company's success by providing variable compensation programs linked to creation of shareholder value.

COMPENSATION METHODOLOGY

     In establishing compensation programs, the Compensation Committee measures compensation levels against those types of companies with which Harleysville Group most often competes for talented and experienced staff. The selection of the insurance companies included in the comparison group is based on similarity of size, distribution system and method of operations. This comparison group is not the same as the peer group represented on the Stock Performance Charts which includes all NASDAQ traded property/casualty companies regardless of size, distribution system, and method of operations, although some of the companies may be the same. Total compensation is comprised of fixed compensation (annual base salary), variable compensation (annual and long-term incentive plans), and stock options. In determining total compensation, Harleysville Group targets fixed compensation at the market median while total compensation is targeted at the midpoint in the second quartile. This total compensation target is designed to enable the organization to attract and retain high performing executives, while a flexible mix between base salary and variable compensation permits higher potential of pay for those positions where performance results are highly measurable and where the value of those results to the Company is clear and significant. In order that compensation policies benefit all companies in the organization, two Harleysville Mutual-only directors participate in the determination of compensation philosophy, methodology and goals applicable to executives. The individual components of total compensation and how they function are described below:

o  Base Salary

         Consistent with the compensation philosophy, annual base salary is designed to be competitive with the peer group. Each position in the Company is placed in an applicable paygrade whose midpoint level is set at the median pay for that position when compared to the peer group. A salary range based on the midpoint is then developed for that paygrade. An individual officer's salary within his or her paygrade is determined each November for the following year and is based on his or her individual performance and that of the Company. To evaluate Company performance, the Compensation Committee compares the Company's overall corporate performance against the insurance industry in terms of comparison of return on equity, combined ratio, and premium growth. The term combined ratio is a standard term of measurement in the property/casualty insurance industry and means the ratio produced by adding (1) the ratio of losses, loss adjustment expenses, and policyholder dividends to net earned premiums to (2) the ratio of underwriting expenses to net written premium. The figure then is expressed as a percentage.

o  Annual Incentive Compensation

         The Company each year adopts targets under its Senior Management Incentive Compensation Plan in order to direct executive officer attention to the attainment of significant annual corporate goals. For 1997, the goals included: a combined ratio goal; service and processing timeliness goals; and a peer group ranking goal based on a comparison of combined ratios. The weightings for each factor were: combined ratio 60%; peer group ranking 25%; and service and processing goals 15%. If an amount is paid for attaining a combined ratio goal, such amount can be increased if direct written premium growth is over 3.5%. The maximum increase is 30% of the bonus for combined ratio. The peer group used for ranking is the United States property/casualty industry as a whole as reported by the A.M. Best Company, Inc. statistical study in the Best Week Property/Casualty Supplement. The plan is designed to pay a target award at a level of 15% to 30% of annual salary depending on position when the target goals are achieved. Payouts may be as large as 175% of the target award if performance exceeds the target. Consistent with the Compensation Committee's philosophy, the size of the award range is determined for the Chief Executive Officer specifically and executive officers generally based on an analysis of the appropriate competitive total compensation package that is typically available for executive officers of a property/casualty insurance company with similar characteristics. There is no payout under the Plan unless the combined after-tax net income as reported on the Harleysville Insurance Companies Combined Annual Statement plus after-tax net income resulting to Harleysville Group from management agreements is at least 2% of the combined net earned premium as shown on such statement. The Combined Annual Statement is a financial statement required to be filed with state insurance regulatory authorities. It includes financial information on a combined basis for all property/casualty insurance companies owned by Harleysville Group and Harleysville Mutual. The payouts in 1995, 1996 and 1997 reflect that the target goals were not fully attained in those years.

o  Long-Term Incentive Compensation

         The Company has also established a Long-Term Incentive Plan designed primarily to reward those senior executive officers of Harleysville Group involved in establishing the Company's strategy for the attainment of long-term return on equity goals. Since the Plan's inception in 1988, target goals have been set each year for the next four-year period. Awards are designed to provide payments at the end of each successive four-year performance period in an amount that is a percentage of each participant's salary at January 1st of the first year of each period, with the amount of payment dependent upon Harleysville Group's four-year average annual rate of return on equity ("ROE") from the time of the award until the payout date. Potential target awards for each year are designed to range from 25% to 45% of a participant's salary. A target amount is payable if Harleysville Group's average ROE exceeds certain levels of targeted ROE. There is a maximum payment of 150% of target award if Harleysville Group's ROE exceeds certain higher levels of targeted ROE. If ROE falls between the target level and the maximum level then the amount of the award is prorated accordingly. Once an ROE resulting in a

    40% of target award is achieved, an additional incentive award based on written premium growth takes effect. If less than the targeted level of ROE is reached, a reduced percentage of the target award may be granted. In the event that ROE falls below a stated level, a negative percentage of the target award will be assessed, and previously credited awards will be proportionately reduced. Under the terms of the Long-Term Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards to take into account the effect of unforeseen or extraordinary events and accounting changes. Awards, if earned, are paid in cash at the end of the four-year performance period. Cash payments made under awards for the four-year periods 1992-1995, 1993-1996 and 1994-1997 are reported in the Summary Compensation Table under the years 1995, 1996, and 1997 respectively, although paid in the following year. For the four-year period beginning in 1997, the target return on equity goal is 12% per year, and, if return on equity is 8% or greater per year, an additional incentive may be paid if written premium growth is at least 8% in that year. The size of the award opportunity is determined for the Chief Executive Officer specifically and executive officers generally based on the same factors referenced under Annual Incentive Compensation above. The actual payout under the Plan for the four-year period ending in 1997 is 119% of target for Mr. Bateman and the other Named Executive Officers who participate. This payout level was based on the return on equity being higher than the target return for two of the four years, i.e., 1995 and 1997. Please see the chart on page 19 for further information on payouts under this Plan.

o  Stock Options

         Pursuant to the terms of the Equity Incentive Plan, each year the Compensation Committee grants stock options to officers and key employees of Harleysville Group. Awards are based on a formula that seeks to achieve, in combination with the other components of compensation, the total compensation target established by the Compensation Committee for an executive position. The Compensation Committee uses the Black-Scholes option value method to determine the value of the stock option grant component of compensation and awards the number of stock options whose total value equals the target amount. However, in order to receive stock options at a level necessary to keep total compensation at the target level, executive officers above a certain level, including Mr. Bateman and all Named Executive Officers, must own an annually increasing number of shares of Harleysville Group stock. In 1997, all such officers owned at least the required minimum number of shares. The stock option grants to the Named Executive Officers in 1997 are set out on the Summary Compensation Table on page 16 and the grant table on page 17. All stock options granted under the Equity Incentive Plan in 1997, as well as in 1996 and 1995, have been non-qualified options receiving no special tax benefit, have an exercise price equal to the fair market value of a share of common stock on the date of grant, have a term of ten years, and vest at the rate of 50% each on the first and second anniversary dates of award, except that options become immediately exercisable upon an optionee's retirement, death or disability. Retired optionees, age 61 and younger, may exercise the options within one year of retirement, and retired optionees, age 62 and older, may exercise the options granted prior to May 1997 within two years after retirement and the options granted May 1997 within five years after retirement if the options do not otherwise expire. The exercise price may be paid by delivery of already owned shares. The Compensation Committee may, in its discretion, accelerate the exercisability of options in the event of a merger, consolidation or other change in control of Harleysville Group.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Bateman's compensation was determined in 1997 for 1998 by the Compensation Committee utilizing the factors set forth above. His total compensation, composed of base salary, annual incentive compensation, long-term incentive compensation, and stock option grants, was based on a comparison of compensation packages of similar officers within the insurance industry peer group and an evaluation of his personal and company performance on both a qualitative and quantitative level.

     Harleysville Group results in 1997 were excellent. Although earned premiums increased only slightly, the other key financial indicators were quite positive: return on equity increased, combined ratio decreased and net income after taxes increased. The low premium growth was attributable both to competitive factors beyond the control of Harleysville Group and to voluntary actions of Harleysville Group. In particular, as a result of rate reductions in the workers' compensation line caused by state rating boards taking actions that resulted in rate decreases, efforts to maintain pricing discipline in the face of competitive pressures, and efforts to reduce coastal weather catastrophe exposures while improving profitability overall, earned premiums only increased 2% over 1996. However, return on equity increased from 8.5% in 1996 to 14.4% and the combined ratio was 103.5% compared to the combined ratio of 107.3% in 1996. Basic operating earnings were $1.74 per share in 1997, a substantial gain over 1996's $.96 per share. Basic net income was $1.89 per share compared to $1.03 in 1996. Stockholders' equity increased from $370.2 million to $446.5 million, with book value per share increasing from $13.09 to $15.49. In addition, the total return on Company stock was 61% in 1997. On the qualitative side, the Compensation Committee recognized Mr. Bateman's continued efforts in reducing exposure to weather catastrophes and efforts in the market development area including, most significantly, the acquisition of Minnesota Fire and Casualty Company which further helped to spread risk geographically to the midwestern area of the United States.

     Mr. Bateman's annual incentive compensation plan payout of $96,729 for 1997 was based upon attaining 107.5% of the combined ratio goal and 113.8% of the service goals, but failing to achieve the peer group goal. Likewise, the payout for the Long-Term Incentive Plan ending for the period 1994 to 1997 was based on the attainment of a higher than goal return on equity targets in 1995, 1996 and 1997. Finally, the award of stock options in May 1997 was based on the appropriate formula applied to Mr. Bateman's salary paygrade.

INTERNAL REVENUE CODE IMPACT

     Internal Revenue Code Section 162(m) imposes conditions on the full deductibility of compensation in excess of $1 million. The Compensation Committee has reviewed, and continues to review, the potential consequences to the Company of this section. This section had no impact on the Company in 1997 and it is not expected to have any impact on the Company in 1998 inasmuch as the compensation levels other than from stock option exercises are below the $1 million figure, and any income from stock option exercises is fully deductible under the current requirements of Section 162(m).

SUBMITTED BY THE COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS:

     William E. Strasburg, Chairperson
     Robert D. Buzzell

                            STOCK PERFORMANCE CHARTS

     The following graphs show changes over the past ten-year period and five-year period (all full calendar year periods since the Company's initial public offering in May 1986) in the value of $100 invested in (1) Harleysville Group Common Stock; (2) the NASDAQ Stock Market index; and (3) the Peer Group index. All values are as of the last trading day of each year.

TEN-YEAR GRAPH



           Comparison of Ten-Year Cumulative Total Stockholder Return


[In the printed version there appears a line chart with the following plot points depicted.]


                         1987   1988   1989   1990    1991    1992    1993    1994   1995    1996    1997
                         ----   ----   ----   ----    ----    ----    ----    ----   ----    ----    ----
Harleysville Group       100    141.0  220.5  198.1   282.8   385.1   421.4   347.8  476.8   462.6   744.8
NASDAQ                   100    118.7  143.8  122.2   196.1   228.2   262.0   256.1  362.2   445.5   546.7
Peer Group               100    106.8  150.0  143.7   204.0   274.4   283.7   273.4  382.9   419.6   634.7

FIVE-YEAR GRAPH



           Comparison of Five-Year Cumulative Total Stockholder Return

[In the printed version there appears a line chart with the following plot points depicted.]

                         1992      1993      1994      1995      1996     1997
                         ----      ----      ----      ----      ----     ----

Harleysville Group       100       109.4      90.3     123.8     120.1    193.4
NASDAQ                   100       114.8     112.2     158.7     195.2    239.5
Peer Group               100       103.4      99.6     139.5     152.9    231.3


     The year-end values of each investment shown in the preceding graphs are based on share price appreciation plus dividends, with the dividends reinvested as of the day such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath each graph.

     Both graphs were prepared by the Center for Research in Security Prices ("CRSP"). The NASDAQ Stock Market index includes all U.S. Companies in NASDAQ and the Peer Group index includes, for the 10 year chart, 83 NASDAQ Company stocks and includes, for the 5 year chart, 65 NASDAQ Company stocks in SIC Major Group 633 (SIC 6330-6339: U.S. and Foreign, fire, marine and casualty insurance). A complete list of these companies may be obtained from CRSP, at the University of Chicago Graduate School of Business, 1101 East 58th Street, Chicago, Illinois 60637; (312) 702-7467. CRSP reweights the indices daily, using the market capitalization on the previous trading day.

                           SUMMARY COMPENSATION TABLE

     This table indicates, for the last three fiscal years, the cash and other compensation paid to the Named Executive Officers.

--------------------------------------------------------------------------------------------------------
|  NAME AND PRINCIPAL   | YEAR |        ANNUAL        |           LONG-TERM           |   ALL OTHER    |
|    POSITION AS OF     |      |     COMPENSATION     |         COMPENSATION          |  COMPENSATION  |
|  DECEMBER 31, 1997    |      | -------------------- | ----------------------------- | -------------- |
| -------------------   |      |  SALARY      BONUS   |                  |            |                |
|                       |      | ---------   -------- |                  |            |                |
|                       |      |                      |      AWARDS      |  PAYOUTS   |                |
|                       |      |                      |      ------      |  -------   |                |
|                       |      |                      |    SECURITIES    |            |                |
|                       |      |                      | UNDERLYING STOCK | LONG-TERM  |                |
|                       |      |                      |     OPTIONS      | INCENTIVE  |                |
|                       |      |                      |  (# OF SHARES)   |  PAYOUTS   |                |
--------------------------------------------------------------------------------------------------------
|Walter R. Bateman, II  | 1997 | $389,300  | $96,728  |      32,736      |  $160,059  |    $22,858     |
|     President &       | 1996 | $363,800  | $16,614  |      32,674      |  $ 87,676  |    $16,371     |
|   Chief Executive     | 1995 | $340,000  | $126,516 |      31,358      |  $ 77,375  |    $15,300     |
|       Officer         |      |           |          |                  |            |                |
--------------------------------------------------------------------------------------------------------
|   Thomas E. Roden     | 1997 | $217,700  | $53,008  |      16,148      |  $ 48,433  |    $13,062     |
|    Executive Vice     | 1996 | $208,300  | $ 9,105  |      16,116      |  $ 45,514  |    $ 9,374     |
|      President        | 1995 | $196,500  | $68,596  |      15,468      |  $ 43,779  |    $ 8,843     |
|  Field Operations &   |      |           |          |                  |            |                |
|     Subsidiaries      |      |           |          |                  |            |                |
--------------------------------------------------------------------------------------------------------
|   Mark R. Cummins     | 1997 | $221,900  | $36,872  |      14,038      |  $ 48,433  |    $13,314     |
|Senior Vice President  | 1996 | $207,300  | $ 6,332  |      14,010      |  $ 48,808  |    $ 9,329     |
|   Chief Investment    | 1995 | $193,700  | $47,196  |      13,450      |  $ 45,434  |    $ 8,717     |
| Officer & Treasurer   |      |           |          |                  |            |                |
--------------------------------------------------------------------------------------------------------
|    Bruce J. Magee     | 1997 | $172,400  | $27,885  |      10,614      |  $ 36,665  |    $10,326     |
|Senior Vice President  | 1996 | $161,600  | $ 4,789  |      10,596      |  $    -0-  |    $ 7,272     |
|          &            | 1995 | $146,400  | $35,682  |      10,168      |  $    -0-  |    $ 6,588     |
|   Chief Financial     |      |           |          |                  |            |                |
|       Officer         |      |           |          |                  |            |                |
--------------------------------------------------------------------------------------------------------
|   Spencer M. Roman    | 1997 | $170,700  | $27,885  |      10,614      |  $    -0-  |    $10,242     |
|Senior Vice President  | 1996 | $161,800  | $ 4,789  |      10,596      |  $    -0-  |    $ 7,281     |
|     Home Office       | 1995 | $139,300  | $31,033  |       8,844      |  $    -0-  |    $ 6,269     |
| Insurance Operations  |      |           |          |                  |            |                |
--------------------------------------------------------------------------------------------------------


     Cash bonuses under the Senior Management Incentive Bonus Plan (the "SMIP") for services rendered in fiscal years 1997, 1996, and 1995, have been listed in the year earned, but were actually paid in the following year. Cash bonuses under the Long-Term Incentive Plan (the "LTIP") for services rendered in fiscal years 1992-1995, 1993-1996, and 1994-1997 have been listed in 1995, 1996, and
1997 respectively, although paid in the subsequent year.

     The terms of stock options granted in fiscal years 1997, 1996, and 1995 are described in the Report of the Compensation and Personnel Development Committee beginning on page 10. The figures in the table are adjusted to reflect the effect of the 2 for 1 stock split in October 1997.

     Executive officers are eligible to participate in a tax-qualified Extra Compensation Plan (a 401(k) plan) and an Unqualified Match Program ("Excess Match") for executives whose benefits under the Extra Compensation Plan are affected by participation limits imposed on higher-paid individuals by federal tax law. Provided net income as a percentage of premium earned meets or exceeds prescribed limits set by the Board of Directors each year, there is a 25%, 50%, 75% or 100% match to the Extra Compensation Plan for all employee participants and an allocation under the Excess Match for a percentage of each higher-paid participant's salary up to 6%. The amounts shown under "All Other Compensation" reflect contributions to the Extra Compensation Plan: (a) for 1997, of $9,500 on behalf of each of the Named Executive Officers to match 1997 pre-tax elective deferral contributions made by each to the Extra Compensation Plan; (b) for 1996, of $6,750 on behalf of each of the Named Executive Officers to match 1996 pre-tax elective deferral contributions made by each to such plan; and (c) for 1995, of $6,750 on behalf of each of the Named Executive Officers to match 1995 pre-tax elective deferral contributions made by each to such plan, except Mr. Roman who received $6,269 and Mr. Magee who received $6,588. The remainder of each amount is the allocation for each Named Executive Officer under the Excess Match.

                             OPTION GRANTS IN 1997

     This table shows the number and value of stock options granted to the Named Executive Officers in 1997.

----------------------------------------------------------------------------------------------------------
|                                                INDIVIDUAL GRANTS                                       |
----------------------------------------------------------------------------------------------------------
|                        |  NUMBER OF  |  % OF TOTAL   |                 |              |                |
|                        |  SECURITIES |    OPTIONS    |                 |              |                |
|                        |  UNDERLYING |  GRANTED TO   |                 |              |                |
|                        |   OPTIONS   | EMPLOYEES IN  | EXERCISE PRICE  |  EXPIRATION  |   GRANT DATE   |
|        NAME            | GRANTED (#) |  FISCAL YEAR  |    PER SHARE    |     DATE     | PRESENT VALUE  |
----------------------------------------------------------------------------------------------------------
| Walter R. Bateman, II  |    32,736   |      11%      |     $17.94      |   5/28/07    |    $175,405    |
----------------------------------------------------------------------------------------------------------
| Thomas E. Roden        |    16,148   |       5%      |     $17.94      |   5/28/07    |    $ 86,553    |
----------------------------------------------------------------------------------------------------------
| Mark R. Cummins        |    14,038   |       5%      |     $17.94      |   5/28/07    |    $ 75,244    |
----------------------------------------------------------------------------------------------------------
| Bruce J. Magee         |    10,614   |       3%      |     $17.94      |   5/28/07    |    $ 56,891    |
----------------------------------------------------------------------------------------------------------
| Spencer M. Roman       |    10,614   |       3%      |     $17.94      |   5/28/07    |    $ 56,891    |
----------------------------------------------------------------------------------------------------------

     In calendar year 1997, Harleysville Group granted a total of 308,212 options representing the right to purchase 308,212 shares of common stock to 136 officers and key employees under the Equity Incentive Plan and 2,000 options representing the right to purchase 2,000 shares of common stock to a newly-hired officer.

     The Grant Date Present Value was determined using the Black-Scholes option pricing model. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect Harleysville Group's estimate of future stock price growth. Use of this model should not be viewed in any way as a forecast of the future performance of Harleysville Group's common stock, which will be determined by future events and unknown factors.

     For a description of the option plans, please see page 12.

                      OPTION EXERCISES & YEAR-END VALUES

     This table shows the number and value of stock options (exercised in 1997 and the value of unexercised options as of the end of 1997) for the Named Executive Officers during 1997. Year-end value is calculated using the difference between the option exercise price and $24.00 (year-end stock price) multiplied by the number of shares underlying the option.

-----------------------------------------------------------------------------------------------------------
|                       |         |          |      NO. OF SECURITIES      |                              |
|                       |  NO. OF |          |         UNDERLYING          | VALUE OF UNEXERCISED IN-THE- |
|                       |  SHARES |          |   UNEXERCISED OPTIONS AT    |  MONEY OPTIONS AT YEAR-END   |
|                       | ACQUIRED|          |       FISCAL YEAR-END       |                              |
|                       |    ON   |  VALUE   |-------------------------------------------------------------
|         NAME          | EXERCISE| REALIZED | EXERCISABLE | UNEXERCISABLE | EXERCISABLE | UNEXERCISABLE  |
-----------------------------------------------------------------------------------------------------------
| Walter R. Bateman, II |   8,506 | $186,579 |   92,895    |    49,073     | $1,501,165  |    $374,003    |
-----------------------------------------------------------------------------------------------------------
| Thomas E. Roden       |   3,758 | $ 67,188 |   50,146    |    24,206     | $  820,636  |    $184,481    |
-----------------------------------------------------------------------------------------------------------
| Mark R. Cummins       |  20,000 | $320,000 |   38,655    |    21,043     | $  552,756  |    $160,374    |
-----------------------------------------------------------------------------------------------------------
| Bruce J. Magee        |   4,917 | $104,441 |   33,840    |    15,912     | $  462,518  |    $121,275    |
-----------------------------------------------------------------------------------------------------------
| Spencer M. Roman      |       0 | $      0 |   30,042    |    15,912     | $  335,853  |    $121,275    |
-----------------------------------------------------------------------------------------------------------

                            LONG-TERM INCENTIVE PLAN
               PERFORMANCE OPPORTUNITY AWARDS IN LAST FISCAL YEAR

     The table shows the range of potential payouts under the Plan for a four-year performance period commencing in 1997. Four-year performance periods under the Plan were completed in 1995, 1996, and 1997 and actual payments thereunder are shown in the Summary Compensation Table for those years.

 ------------------------------------------------------------------------------------------------
 |                         |  PERFORMANCE  |                | ESTIMATED FUTURE PAYMENTS UNDER   |
 |                         |    OR OTHER   |                |   NON-STOCK PRICE BASED PLANS     |
 |                         |  PERIOD UNTIL |  TARGET AWARD  | -----------------------------------
 |                         |   MATURATION  |   PERCENT OF   |            |          |           |
 |         NAME            |   OR PAYOUT   | 1/1/97 SALARY  | THRESHOLD  |  TARGET  |  MAXIMUM  |
 ------------------------------------------------------------------------------------------------
 |Walter R. Bateman, II    |    4 years    |      45%       |     0      | $175,185 | $262,778  |
 ------------------------------------------------------------------------------------------------
 |Thomas E. Roden          |    4 years    |      35%       |     0      | $ 76,195 | $114,293  |
 ------------------------------------------------------------------------------------------------
 |Mark R. Cummins          |    4 years    |      25%       |     0      | $ 55,475 | $ 83,213  |
 ------------------------------------------------------------------------------------------------
 |Bruce J. Magee           |    4 years    |      25%       |     0      | $ 43,100 | $ 64,650  |
 ------------------------------------------------------------------------------------------------
 |Spencer M. Roman         |    4 years    |      25%       |     0      | $ 42,675 | $ 64,013  |
 ------------------------------------------------------------------------------------------------

     For a description of long-term incentive compensation plans, please see page 11.

                                 PENSION PLANS

     These tables show estimated annual benefits payable upon retirement to the Named Executive Officers under the qualified Pension Plan in conjunction with a non-qualified Supplemental Pension Plan.

     Pension Plan Table I shows the estimated annual benefits payable upon retirement under the Pension Plans to Mr. Bateman, Mr. Roden, and Mr. Magee, who were first employed prior to January 1, 1989.

                                    TABLE I

------------------------------------------------------------------------------------------------
|                      |          |           |           |           |           |            |
|      Average 5       |          |           |           |           |           |            |
|    Year Credited     |          |           |           |           |           |            |
|      Salary @        |          |           |           |           |           |            |
|      12/31/97        | 10 Years | 15 Years  | 20 Years  | 25 Years  | 30 Years  |  35 Years  |
------------------------------------------------------------------------------------------------
|      $600,000        | $131,818 | $197,726  | $263,635  | $329,544  | $329,544  |  $329,544  |
------------------------------------------------------------------------------------------------
|      $550,000        | $120,568 | $180,851  | $241,135  | $301,419  | $301,419  |  $301,419  |
------------------------------------------------------------------------------------------------
|      $500,000        | $109,318 | $163,976  | $218,635  | $273,294  | $273,294  |  $273,294  |
------------------------------------------------------------------------------------------------
|      $450,000        | $ 98,068 | $147,101  | $196,135  | $245,169  | $245,169  |  $245,169  |
------------------------------------------------------------------------------------------------
|      $400,000        | $ 86,818 | $130,226  | $173,635  | $217,044  | $217,044  |  $217,044  |
------------------------------------------------------------------------------------------------
|      $350,000        | $ 75,568 | $113,351  | $151,135  | $188,919  | $188,919  |  $188,919  |
------------------------------------------------------------------------------------------------
|      $300,000        | $ 64,318 | $ 96,476  | $128,635  | $160,794  | $160,794  |  $160,794  |
------------------------------------------------------------------------------------------------
|      $250,000        | $ 53,068 | $ 79,601  | $106,135  | $132,669  | $132,669  |  $132,669  |
------------------------------------------------------------------------------------------------
|      $200,000        | $ 41,818 | $ 62,726  | $ 83,635  | $104,544  | $104,544  |  $104,544  |
------------------------------------------------------------------------------------------------
|      $150,000        | $ 30,568 | $ 45,851  | $ 61,135  | $ 76,419  | $ 76,419  |  $ 76,419  |
------------------------------------------------------------------------------------------------
|      $125,000        | $ 24,943 | $ 37,414  | $ 49,885  | $ 62,357  | $ 62,357  |  $ 62,357  |
------------------------------------------------------------------------------------------------

     Pension Plan Table II shows the estimated annual benefits payable upon retirement under the Pension Plans to Mr. Cummins and Mr. Roman who were first employed after January 1, 1989.

                                    TABLE II

------------------------------------------------------------------------------------------------
|                      |          |           |           |           |           |            |
|      Average 5       |          |           |           |           |           |            |
|    Year Credited     |          |           |           |           |           |            |
|      Salary @        |          |           |           |           |           |            |
|      12/31/97        | 10 Years | 15 Years  | 20 Years  | 25 Years  | 30 Years  |  35 Years  |
------------------------------------------------------------------------------------------------
|      $600,000        | $115,535 | $173,302  | $231,070  | $288,837  | $288,837  |  $288,837  |
------------------------------------------------------------------------------------------------
|      $550,000        | $105,785 | $158,677  | $211,570  | $264,462  | $264,462  |  $264,462  |
------------------------------------------------------------------------------------------------
|      $500,000        | $ 96,035 | $144,052  | $192,070  | $240,087  | $240,087  |  $240,087  |
------------------------------------------------------------------------------------------------
|      $450,000        | $ 86,285 | $129,427  | $172,570  | $215,712  | $215,712  |  $215,712  |
------------------------------------------------------------------------------------------------
|      $400,000        | $ 76,535 | $114,802  | $153,070  | $191,337  | $191,337  |  $191,337  |
------------------------------------------------------------------------------------------------
|      $350,000        | $ 66,785 | $100,177  | $133,570  | $166,962  | $166,962  |  $166,962  |
------------------------------------------------------------------------------------------------
|      $300,000        | $ 57,035 | $ 85,552  | $114,070  | $142,587  | $142,587  |  $142,587  |
------------------------------------------------------------------------------------------------
|      $250,000        | $ 47,285 | $ 70,927  | $ 94,570  | $118,212  | $118,212  |  $118,212  |
------------------------------------------------------------------------------------------------
|      $200,000        | $ 37,535 | $ 56,302  | $ 75,070  | $ 93,837  | $ 93,837  |  $ 93,837  |
------------------------------------------------------------------------------------------------
|      $150,000        | $ 27,785 | $ 41,677  | $ 55,570  | $ 69,462  | $ 69,462  |  $ 69,462  |
------------------------------------------------------------------------------------------------
|      $125,000        | $ 22,910 | $ 34,365  | $ 45,820  | $ 57,275  | $ 57,275  |  $ 57,275  |
------------------------------------------------------------------------------------------------

     A pension is based on the highest five-year average of credited salary which is reflected in the "Salary" column of the Summary Compensation Table.

     For the purposes of the Pension Plans, executive officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Bateman, 10 years; Mr. Roden, 14 years; Mr. Cummins, 6 years; Mr. Magee, 12 years; and Mr. Roman, 4 years.

     The retirement benefits shown in the Pension Plan Tables assumes that benefits will be payable at age 65 in the form of a single life annuity, and are not subject to any deduction for Social Security or other offset amounts. For the purposes of calculating benefits under the Pension Plans, no Named Executive Officer may be credited with more than 25 years of service.

                     TRANSACTIONS WITH HARLEYSVILLE MUTUAL

     Harleysville Group was formed by Harleysville Mutual in 1979. It was a wholly-owned subsidiary of Harleysville Mutual until June 1986, when Harleysville Mutual sold shares of Harleysville Group's Common Stock in a public offering. Harleysville Mutual's ownership of Harleysville Group's outstanding Common Stock was reduced from 100% to approximately 70% at that time. In April 1992, Harleysville Mutual sold additional shares of its Harleysville Group Common Stock holdings, further reducing Harleysville Mutual's ownership to approximately 55%. Harleysville Group's operations are interrelated with the operations of Harleysville Mutual. Harleysville Group believes that its various transactions with Harleysville Mutual, some of which are summarized herein, have been fair to Harleysville Group and equal to those terms that could have been negotiated with an independent third party.

     Under a lease effective January 1, 1995, Harleysville Mutual rents the home office property from a partnership owned by Harleysville Group for a five-year term at a base rent of $2.75 million. Harleysville Mutual may also pay additional rent, based on a formula, for any additions, improvements or renovations. There was no additional rental payment for 1997. Harleysville Mutual is also responsible for all operating expenses including maintenance and repairs. The base rent and formula for additional charges are based upon an appraisal obtained from an independent real estate appraiser. Harleysville Mutual and Harleysville Group and their respective affiliates share these facilities, and the expenses thereof are allocated according to an intercompany allocation agreement.

     Harleysville Group provides certain management services to Harleysville Mutual and its property/casualty affiliates. Under related agreements, Harleysville Group serves as the paymaster for the Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense based upon time allocation. Harleysville Group received a fee of $5.42 million in 1997 for its services under these management agreements.

     Harleysville Group borrowed approximately $18.5 million from Harleysville Mutual in connection with the acquisition of Mid-America Insurance Company and New York Casualty Insurance Company in 1991. The loan bore interest at LIBOR plus 1%, with no penalty for prepayment. It was a demand loan with a stated maturity in March 1998. In February 1998 the maturity was extended to March 2005 and the interest rate was changed to LIBOR plus .65% which is a commercially reasonable market rate in 1998.

     Harleysville Group's property/casualty insurance subsidiaries participate in an underwriting pool with Harleysville Mutual whereby such subsidiaries cede to Harleysville Mutual all of their insurance business and assume from Harleysville Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986, and Harleysville Group's pool participants are not liable for losses occurring prior to January 1, 1986. Harleysville Group's participation in 1997 was 70%. On January 1, 1998, Harleysville Group's pool participation was increased to 72%. The pooling agreement may be amended or terminated by agreement of the parties. Information describing the pool arrangement is contained in Harleysville Group's 1997 Annual Report to Stockholders.

     The property/casualty insurance subsidiaries of Harleysville Group entered into a reinsurance agreement, effective January 1, 1997, with Harleysville Mutual whereby Harleysville Mutual reinsures the property/casualty insurance company subsidiaries of Harleysville Group on a post-pooled basis for property losses as a result of catastrophes, excluding earthquakes and hurricanes, incurred in a quarter. The subsidiaries pay 1.7% of property premium to Harleysville Mutual. In 1997 the payment amounted to $2.6 million. Harleysville Mutual in turn pays to the subsidiaries in the event of covered catastrophes 100% of the subsidiaries' accumulated net loss in a quarter in excess of their retention (or deductible), which is their pooling percentage times $2.5 million, up to a maximum net loss equaling $22.5 million times the subsidiaries' total pooling percentages. In 1997, retention was $1.75 million and the maximum amount covered was $15.75 million. Under the agreement, Harleysville Mutual reinsured $1.6 million of the subsidiaries' covered losses during 1997. The agreement was continued in 1998 but, as a result of the addition of Minnesota Fire and Casualty Company to the pool, the Harleysville Group subsidiaries' retention became $1.8 million and the maximum total amount covered became $16.2 million.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     One Form 4 filed by Mr. Roden for a month failed to include one transaction as a result of the illness of the person assigned to prepare the form.

XPU-056 (ED:3-98)

                               [HARLEYSVILLE LOGO]

                                      PROXY
                             HARLEYSVILLE GROUP INC.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 22, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Roger A. Brown, Bruce
J. Magee, and Robert Simpson, Jr., and each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Harleysville Group Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at 355 Maple Avenue, Harleysville, Pennsylvania, on April 22, 1998, at 10:00 A.M., local time, and at any adjournment thereof, as follows:


         (Continued, and to be marked, dated and signed on reverse side)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE.


                             YOUR VOTE IS IMPORTANT

         Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                   PLEASE VOTE

1.       ELECTION OF CLASS A DIRECTORS

           FOR              WITHHOLD                (INSTRUCTION:  To withhold authority to vote for any
         all the           AUTHORITY                individual nominee, strike a line through the nominee's
         nominees         to vote for               name below.)
          listed.         the nominees
                             listed.                Bradford W. Mitchell  Lowell R. Beck  Robert D. Buzzell

         [   ]                [   ]


         A vote FOR is recommended by the Board of Directors.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.


         This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR each proposal stated above.

         [                 [Name & Address]          ]


         [                                           ]

Signature__________________________________ Signature_______________________________ Date__________

This proxy should be dated, signed by the stockholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE

                               [HARLEYSVILLE LOGO]

                                 ANNUAL MEETING
                                       OF
                      HARLEYSVILLE GROUP INC. STOCKHOLDERS

                            Wednesday, April 22, 1998
                                   10:00 A.M.
                                 355 Maple Ave.
                             Harleysville, PA 19438